Exhibit 99.1

NOCOPI TECHNOLOGIES, INC. ANNOUNCES A NEW LICENSING AGREEMENT WITH BENDON PUBLISHING INTERNATIONAL, A MAJOR CHILDREN’S BOOK PUBLISHING COMPANY

WEST CONSHOHOCKEN, Pa., APRIL 23 /PRNewswire-FirstCall/ — Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTCQB: NNUP), today announced a new licensing agreement in the entertainment and toy product markets with a national, well-known children’s coloring and activity book publishing company. In the first quarter of 2012 Nocopi signed a multi-year license with Bendon Publishing International (Bendon) of Ashland, Ohio to license its patented and proprietary Imagine Ink line of Clean Coloring products, Mess Free Game Books, Rub-it & Color and Magic Inks. Bendon will sell Nocopi’s ink technology within its new coloring and activity Imagine Ink book line, which will feature many well-known children’s licensed characters. Since its inception in 2001, Bendon has become one of the fastest growing children’s book publishers in the nation.

Dr. Feinstein said, in announcing this new partnership, “We here at Nocopi are very pleased and proud of this new business venture; Bendon has established itself as a leader in the children’s publishing field.”

Dr. Feinstein further stated, “Bendon has maintained strong growth every year with one simple philosophy, listening to the customers and providing them with what they want. The leadership of Bendon has a combined 50+ years of experience and dedication in the children’s publishing market. We share Bendon’s philosophy, simply stated: “Our success lies in our commitment to maintaining and growing our partnerships with everyone that we work with.”

Bendon Publishing International is an industry leader in children’s publishing, a status it has achieved by sustaining a competitive advantage through product development, and process superiority with a strong focus on consumer services.

“Bendon is very excited about the launch of our Imagine Ink line of products. We have been able to secure character licenses with Nickelodeon, Disney, Lisa Frank, Hello Kitty, Warner Brothers, Hasbro as well as several other popular children’s brands,” said Ben Ferguson, CEO of Bendon.

Summarizing recent trends, Dr. Feinstein concluded, “I am pleased to report in 2011, Nocopi renewed existing accounts and acquired new accounts in the United States and during 2012, we plan to continue our effort to renew more of our existing accounts and add even more new accounts. We continue to work on the development of new innovative products for children of all ages utilizing Nocopi’s unique ink and printing technologies.”

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc.,

(610) 834-9600. Source: Nocopi Technologies, Inc.